Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Completes Second Tranche Payment
Under Royalty Transaction with ARIAD Pharmaceuticals

INCLINE VILLAGE, Nev., August 1, 2016 -- PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today announced that it has funded the second tranche of $50 million to ARIAD Pharmaceuticals, Inc. (ARIAD) (NASDAQ: ARIA) which was due on first anniversary of the closing date under the terms of the ARIAD Royalty Agreement. This agreement was entered into in July 2015, in exchange for royalties on the net revenues of Iclusig® (ponatinib). As a result of the second tranche payment, under the terms of the ARIAD Royalty Agreement, PDL’s royalty percentage will increase to 5.0% of the U.S. and European net revenues of Iclusig and 5.0% of the payments ARIAD receives elsewhere in the world until December 31, 2018 (subject to agreed-upon annual maximum payments).  Beginning January 1, 2019 and thereafter, the royalty rate will increase to 6.5% in all jurisdictions and continue until December 31, 2033, subject to a put option of PDL upon the occurrence of specified events and a call option of ARIAD.

In May of 2016, PDL and ARIAD agreed to amend the ARIAD Royalty Agreement, as a result of ARIAD’s share purchase agreement with Incyte Corporation (Incyte), to include net sales of Iclusig made by Incyte once it takes over ARIAD’s commercialization operations with respect to Iclusig in the European Union and certain other countries. In addition, the Company and ARIAD agreed to restructure future funding under the Royalty Agreement such that ARIAD’s option to draw up to an additional $100 million between January and July of 2016 was reduced to a maximum amount of up to an additional $40 million, which can be drawn at ARIAD’s option in July of 2017.

About PDL BioPharma, Inc.
PDL seeks to acquire pharmaceutical products through equity investments and also provide growth capital and financing solutions to late-stage public and private healthcare companies, including immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring and managing income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.